   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                             STORAGE TRUST REALTY
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              MARYLAND                                 43-1689825
       (STATE OF ORGANIZATION)               (I.R.S. EMPLOYER IDENTIFICATION
                                                         NUMBER)

        2407 RANGELINE STREET                       MICHAEL G. BURNAM
      COLUMBIA, MISSOURI 65202                    2407 RANGELINE STREET
           (573) 499-4799                       COLUMBIA, MISSOURI 65202
  (ADDRESS, INCLUDING ZIP CODE, AND                  (573) 499-4799
  TELEPHONE NUMBER, INCLUDING AREA         (NAME, ADDRESS, INCLUDING ZIP CODE,
                CODE,                        AND TELEPHONE NUMBER, INCLUDING
 OF REGISTRANT'S PRINCIPAL EXECUTIVE        AREA CODE, OF AGENT FOR SERVICE)
              OFFICES)

                                   COPY TO:
                             EDWARD J. SCHNEIDMAN
                             MAYER, BROWN & PLATT
                           190 SOUTH LASALLE STREET
                            CHICAGO, ILLINOIS 60603

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(e) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                             PROPOSED       PROPOSED
                                              MAXIMUM       MAXIMUM
 TITLE OF EACH CLASS OF        AMOUNT        AGGREGATE     AGGREGATE     AMOUNT OF
     SECURITY TO BE            TO BE           PRICE     OFFERING PRICE REGISTRATION
       REGISTERED            REGISTERED    PER SHARE (1)      (1)           FEE
------------------------------------------------------------------------------------
 Common Shares of         1,000,000 Shares   $24.6875     $24,687,500    $7,282.82
  Beneficial Interest,          (2)
  par value $0.01 per
  share................

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(1) Estimated solely for purposes of determining the registration fee.
(2) There are hereby registered such indeterminate number of Shareholder Purchase Rights as may be issued as a dividend, for which no separate consideration will be received, to holders of Common Shares of Beneficial Interest entitling such holders to subscribe for and purchase Common Shares of Beneficial Interest registered hereunder.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS

                             STORAGE TRUST REALTY

                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
             COMMON SHARES OF BENEFICIAL INTEREST, $.0L PAR VALUE

                               ----------------

  Storage Trust Realty (the "Company") is offering its shareholders and other investors the opportunity to purchase its Common Shares of Beneficial Interest, $.0l par value ("Common Shares") pursuant to the Company's Dividend Reinvestment and Share Purchase Plan (the "Plan"). The Plan allows shareholders to automatically reinvest all or a portion of cash dividends that the Company may declare at a 3% discount from current market prices and without brokerage commissions or other expense. The Plan also provides a method for all investors to purchase Common Shares directly from the Company at current market prices without brokerage commissions or other expense.

  Participants in the Plan may:

 . Automatically reinvest cash dividends on the Common Shares (or preferred shares, if outstanding) held in their name and on all Common Shares held for them in the Plan at a 3% discount (subject to change) from current market prices.

 . Make additional investments as often as once a month, at current market prices, by sending a check or money order to the Plan administrator. These optional investments must be for at least $100 and no more than $5,000 in any one month. Optional cash investments in excess of $5,000 may be made with permission of the Company.

 . Make automatic monthly investments by authorizing electronic funds transfers from participants' banking or checking accounts. Automated funds transfers may be for as little as $100 per month, but in no case for more than $5,000 per month.

 .  Deposit share certificates for safekeeping, withdraw any or all Common
   Shares from safekeeping or instruct the Plan agent to sell some or all of the Common Shares held in a Plan account on their behalf.

  Common Shares will be purchased by the Administrator (defined below) directly from the Company or in open market or privately negotiated transactions, as determined from time to time by the Company to fulfill requirements for the Plan. At present, the Company expects that Common Shares generally will be purchased directly from the Company.

  Common Shares purchased directly from the Company pursuant to an optional cash investment of more than $5,000 (with permission of the Company) may be priced at a discount from recent market prices (determined in accordance with the Plan) ranging from 0% to 5%. This discount, if offered, may be adjusted by the Company in its discretion at any time. In no event will the purchase price be less than 95% of the Common Shares Market Value (defined below) on the relevant Investment Date (defined below). No discount will be available for Common Shares purchased in the open market or in privately negotiated transactions.

  Persons who are not already shareholders may make an initial purchase of Common Shares directly from the Company, at current market prices, in any amount between $250 and $5,000. Once a Plan account has been established, dividends will automatically be reinvested at a 3% discount from current market prices and optional monthly investments may be made within the guidelines described above.

  Shareholders who have their Common Shares registered in "street-name" may also participate in the Plan to the extent that their bank, broker or other custodian has procedures in place that will allow them to do so.

  The Chase Manhattan Bank, or such successor administrator as the Company may designate, is the administrator of the Plan (the "Administrator") and acts as agent for participants. Certain of the administrative support will be provided to the Administrator by ChaseMellon Shareholder Services, LLC, a registered transfer agent.

  This Prospectus relates to 1,000,000 Common Shares offered for purchase under the Plan. It should be retained for future reference. The Company's Common Shares are presently listed for trading on the New York Stock Exchange under the symbol SEA. In order to maintain its qualification as a real estate investment trust for federal income tax purposes, the Company's Declaration of Trust imposes limitations on the number of Common Shares of capital stock that may be owned by any single person or affiliated group. See "The Plan-- Restrictions on Ownership of Common Shares."

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES AND  EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED  UPON  THE   ACCURACY  OR   ADEQUACY  OF   THIS  PROSPECTUS.   ANY
   REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is December   , 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549; Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, New York, New York 10048. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such reports, proxy statements and other information concerning the Company can also be accessed on the Commission's web site at http://www.sec.gov.

  The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents). Written requests for such copies should be addressed to 2407 Rangeline Street, Columbia, MO 65202, Attn: Controller-- External Reports, telephone number (573) 499-4799.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Shares offered hereby. For further information with respect to the Company and the Common Shares offered hereby, reference is made to the Registration Statement and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed by the Company under the Exchange Act with the Commission are incorporated in this Prospectus by reference and are made a part hereof:

  1. The Company's Annual Report on Form 10-K, as amended (File no. 1-13462), for the year ended December 31, 1996.

  2. The Company' Quarterly Reports on Form 10-Q (File no. 1-13462) for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

  3. The Company's Current Reports on Form 8-K (File no. 1-13462) dated April 14, 1997, June 16, 1997 and October 14, 1997 and October 15, 1997.

  4. The description of the Common Shares contained in the Company's registration statement (File no. 33-83016) on Form S-11 dated November 8, 1994.

  Each document filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of the Common Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

                                  THE COMPANY

  The Company was formed as a Maryland real estate investment trust ("REIT") on July 12, 1994 to continue the self-storage business of Burnam Holding Companies Co. ("BHC") and certain of its affiliates (collectively, the "Predecessor Company") in owning, operating and managing self-storage facilities. The Company and its subsidiaries commenced operations effective with the completion of the Company's initial public offering on November 16, 1994. As of September 30, 1997, the Company owned 181 self-storage facilities in 16 states and was a partner in two joint ventures that owned two operating self-storage facilities.

  The Company's executive offices are located at 2407 Rangeline Street, Columbia, MO 65202 and its telephone number is (573) 499-4799.

                                USE OF PROCEEDS

  The Company does not know the number of Common Shares that will ultimately be purchased from the Company pursuant to the Plan, or the prices at which such Common Shares will be purchased. The proceeds from purchases of Common Shares from the Company under the Plan will be used to continue the Company's real estate acquisition, development and investment activities and for general corporate purposes. Pending such uses, net proceeds may be invested temporarily in short-term investments consistent with the Company's investment policies and qualification as a REIT.

                                    THE PLAN

PURPOSE AND FEATURES OF THE PLAN

  The purpose of the Plan is to provide Company shareholders and other investors with a convenient and economical way to purchase Common Shares, to systematically build their investment through automatic dividend reinvestment and optional cash investments and to sell some or all of their Common Shares when they wish to do so, either through the Plan Administrator or through a broker of their choice.

  The Plan also provides a convenient and economical way for the Company to obtain new equity capital each month to continue its investment opportunities and for general corporate purposes. The 3% discount from current market prices that Plan participants will receive upon reinvestment of dividends allows investors to share the cost savings the Company expects to realize from the sale of its Common Shares pursuant to the Plan. There is no limit on the amount of dividends which may be reinvested under the Plan. The Plan also provides the Company a means of raising additional capital through the direct sale of Common Shares to shareholders or other investors making optional cash investments. Common Shares purchased directly from the Company under the Plan pursuant to a Request for Waiver may, at the option of the Company, be issued at a discount to the market price without payment of brokerage commissions. Initially, optional cash investments of less than $5,000 will not be subject to a discount, but the Company reserves the right to grant a discount in the future. The maximum amount of any optional cash purchases under the Plan is $5,000 per month, unless permission is obtained from the Company. In no event will the purchase price of Common Shares acquired from the Company be less than 95% of their Market Value on the relevant Investment Date.

  Disadvantages of participation in the Plan include the inability of participants to know the price of Common Shares purchased under the Plan until the purchase is actually made, the possibility of delays in withdrawals from the Plan or in execution of sales of Common Shares held through the Plan, the inability of participants to pledge Common Shares held through the Plan, and additional complexity in keeping records of share transactions for tax purposes. Also, the reinvestment of dividends does not relieve participants of any income taxes that may be payable (or required to be withheld) on dividends. See "Federal Income Tax Considerations Relating to the Plan", "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--Taxation of Shareholders" and "Certain United States Tax Considerations for Non-U.S. Shareholders."

  The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of Common Shares. From time to time, financial intermediaries may engage in positioning transactions, such as short sales of Common Shares, in order to benefit from the discount from the market price of the Common Shares acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Shares. Although the Company believes it is possible that such transactions may occur, the Company does not currently expect such transactions to occur to a significant extent. The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons in order to eliminate practices which are not consistent with the purposes of the Plan. The following description constitutes the Plan.

ADMINISTRATION OF THE PLAN

  The Plan will be administered by The Chase Manhattan Bank or such successor administrator as the Company may designate (the "Administrator"). The Administrator acts as agent for Participants, keeps records of the accounts of Participants, sends regular account statements to Participants, and performs other duties relating to the Plan. Common Shares purchased for each Participant under the Plan will be held by the Administrator and will be registered in the name of the Administrator or its nominee on behalf of the Participants, unless and until a Participant requests that a stock certificate for all or part of such Common Shares be issued. The Administrator also serves as dividend disbursement agent, transfer agent, and registrar for the Common Shares. Correspondence with the Administrator should be sent to:

ChaseMellon Shareholder Services        Or if using overnight courier service:
P.O. Box 3338                           ChaseMellon Shareholder Services
South Hackensack, NJ 07606-1938         Attn: Investor Services
                                        Overpeck Centre
                                        85 Challenger Road
                                        Ridgefield Park, NJ 07660

HOW TO ENROLL

  Any person or entity, whether or not a holder of record of Common Shares, is eligible to participate in the Plan, provided that such person or entity fulfills the prerequisites for participation described below. In addition, participation in the Plan by persons or entities who are citizens or residents of a country other than the United States, its territories and possessions must not violate local laws applicable to the Company or the participant governing such matters as taxes, currency and exchange controls, stock registration, foreign investments and related matters.

  After being furnished with a copy of this Prospectus, eligible applicants may join the Plan in the following manner:

 . Existing shareholders of record can sign up for the automatic dividend reinvestment feature (either full or partial reinvestment) of the Plan at any time by signing and returning a completed Enrollment Form to the Administrator. The dividend reinvestment feature will take effect immediately, as long as enrollment forms are received before the dividend record date (dividend record dates normally occur on approximately the fifteenth day of March, June, September and December, as established by the Company's board of trustees). Existing shareholders of record can also use the Enrollment Form to make optional cash investments in

   Common Shares of any amount between $100 and $5,000. Checks and money orders should be made payable to The Chase Manhattan Bank and sent directly to the Administrator.

 . The Enrollment Form allows those who are not shareholders of the Company to make initial cash investments for any amount between $250 and $5,000, by enclosing a check or money order with the Form. Checks and money orders should be made payable to The Chase Manhattan Bank and sent directly to the Administrator.

 . Participants may also enroll in the Automatic Cash Investment Program. The enrollment form for this program must be accompanied by a voided bank check or deposit slip for the account from which the participant authorizes the Administrator to draw the funds. Once the form is received and processed (which normally takes approximately two weeks) funds will automatically be deducted from the designated account approximately three business days prior to the 15th day of the month and will be invested on the 15th day of the month or, if this occurs on a weekend or holiday, the next business day. Automated funds transfers may be for as little as $100 per month, but in no case for more than $5,000 per month.

 . Optional cash investments in excess of $5,000 may be made with permission of the Company. (See optional cash investments on page 6.)

  Beneficial owners of Common Shares whose Common Shares are registered in names other than their own (for instance, in the name of a broker, bank, nominee or other record holder) must either arrange participation with the broker, bank, nominee or other record holder or have their Common Shares transferred into their own names. The Company reserves the right to refuse to permit a broker, bank, nominee or other record holder to participate in the Plan if the terms of such participation would in the Company's judgment result in excessive cost or burden to the Company or endanger the Company's status as a REIT. The Company also reserves the right to exclude from participation in the Plan persons who utilize the Plan to engage in short-term trading activities which cause aberrations in the composite trading volume or price of the Common Shares.

  The Company may also permit holders of any series of preferred shares it may issue to reinvest dividends from such preferred shares in Common Shares through the Plan on the same terms and conditions as applicable to reinvestment of Common Share dividends. The Company does not have any preferred shares outstanding at this time.

  Any Participant who returns a properly executed Enrollment Form to the Administrator without electing a dividend reinvestment option will be enrolled as having made no dividend reinvestment.

PURCHASE PROCEDURES, PRICES AND CUSTODY OF COMMON SHARES

  If Common Shares are being acquired for the Plan directly from the Company, dividends and optional cash investments will be invested on the payment date during a month in which a cash dividend is paid and, in any other month, on the fifteenth calendar day of such month or, if this occurs on a weekend or holiday, the next business day (both dates are referred to as "Investment Date") (see Schedule A). Initial and optional cash payments (except those permitted by the Company exceeding $5,000) must be received at least two business days prior to the regularly scheduled Investment Date in order to be invested with that month's investment. Any funds received after the deadline will be invested with the next monthly investment. No interest will be paid on any funds held by the Administrator between Investment Dates. Accordingly, participants are urged to time their investments so that they will be received by the Administrator shortly before, but not after, the Investment Date or to enroll in the Automatic Funds Transfer Option which assures the most timely transfer of funds to the Administrator.

  If Common Shares are being acquired for the Plan through open market or privately negotiated transactions, the Company will pay the dividends to the Administrator on the subject Investment Date. The Administrator will apply all such dividends together with all optional cash investments the Administrator has received from investors relating to the Investment Date to the purchase of Common Shares pursuant to the Plan as soon as practicable on or after the Investment Date, but in no event later than 10 trading days after the Investment Date.

  The price of Common Shares acquired through the Plan as a result of the reinvestment of dividends will be 97% of the average of the high and low prices reported by the New York Stock Exchange for the Investment Date. The price of all other Common Shares acquired through the Plan (except those optional cash payments permitted by the Company exceeding $5,000) will be 100% of the average of the high and low prices reported by the New York Stock Exchange for the Investment Date. "Market Value" of such Common Shares on such dates is defined as the average of the high and low price reported by the New York Stock Exchange for Common Shares acquired on an Investment Date.

  Cash payments will not be accepted by the Administrator if a participant imposes any restrictions with respect to the number of Common Shares to be purchased (other than electing a partial dividend reinvestment), the price at which Common Shares are to be purchased, the timing of a purchase or what the Participant's balance will be following a purchase. In addition, the Administrator cannot purchase Common Shares for a Participant without advance payment, nor can it refund any part of a participant's cash payment unless a written request for a refund is received by the Administrator at least two business days before the applicable Purchase Date. It is not possible for the Administrator to tell a participant in advance how much money to send for the purchase of a full or fractional share because the per share price will not be known until the Common Shares are purchased.

  All or a portion of the dividends paid on Common Shares held in a Participant's Plan account may be reinvested pursuant to the Plan. If any dividend or cash payment is not sufficient to purchase a whole Common Share, a fractional share equivalent will be credited to a participant's account and will earn a proportionate share of future dividends.

  A Participant in the Plan will also be permitted to instruct the Administrator not to reinvest dividends on the Common Shares in the Participant's Plan account but rather to forward such dividends to the Participant by check. Any instructions to stop reinvesting dividends or to resume reinvesting dividends should be given in the form of a letter to the Administrator and will only be effective for a particular Common Share dividend if received by the Administrator on or before the applicable dividend record date.

  No interest will be paid on any funds held by the Administrator in a Plan account.

  A Participant may also deposit Common Shares currently held by the Participant or by other custodians to a Plan account. This relieves a Plan Participant of the expense and risk of loss, theft or destruction from holding share certificates, or of having them in several locations, and can provide consolidated statements of investment activities and holdings in the Company's Common Shares. A Participant wishing to deposit Common Shares should send the applicable certificates, unendorsed, to the Administrator by registered or certified mail, at the address specified above, together with a cover letter instructing the Administrator to hold the Common Shares in safekeeping. There is no charge for this service.

OPTIONAL CASH INVESTMENTS

  All registered holders, including brokers, banks and nominees with respect to Common Shares registered in their name on behalf of beneficial owners that have submitted signed Enrollment Forms are eligible to make optional cash investments at any time.

  A broker, bank or nominee, as holder on behalf of a beneficial owner, may utilize an Enrollment Form for optional cash investments unless it holds the Common Shares in the name of a securities depository. In that event, the optional cash investment must be accompanied by a Broker and Nominee Form ("B/N Form").

  The B/N Form provides the sole means whereby a broker, bank or other nominees holding Common Shares on behalf of beneficial owners in the name of a securities depository may make optional cash investment on behalf of such beneficial owners. In such case, the broker, bank or other nominee must use a B/N Form for transmitting optional cash investments on behalf of the beneficial owners. A B/N Form must be delivered to the Administrator each time that such broker, bank or the nominee transmits optional cash investments on behalf of the beneficial owners. B/N forms will be furnished by the Administrator upon request.

  Other interested investors that are not shareholders of the Company, but have submitted Enrollment Forms, are also eligible to make an initial investment in Common Shares through an optional cash investment.

  The Common Shares purchased directly from the Company with optional cash investments permitted by the Company exceeding $5,000 will be acquired at a price to the Participant of the average of the daily high and low sales prices computed up to seven decimal places, if necessary, of the Common Shares as reported on the NYSE for the twelve Trading Days immediately preceding the applicable Investment Date. Additionally, for optional cash investments the Company may provide a discount of 0% to 5% from such twelve-day average for Common Shares purchased directly from the Company. A "Trading Day" means a day on which trades in Common Shares are reported on the NYSE. The period encompassing the first twelve Trading Days immediately preceding the next following Investment Date constitutes the relevant "Pricing Period." In no event, however, will the price of such Common Shares be less than 95% of their Market Value on the relevant Investment Date.

  The Administrator will apply optional cash investments permitted by the Company in excess of $5,000 for which good funds are received on or before the first business day before the Pricing Period to the purchase of Common Shares on the next following Investment Date, or if Common Shares are acquired on the open market or in privately negotiated transactions, as soon as practicable on or after such Investment Date.

  No interest will be earned on optional cash investment held pending investment. The Company suggests therefore that any optional cash investments a participant wishes to make be sent so as to reach the Administrator as close as possible to the first business day preceding the Pricing Period for the next following Investment Date. Any questions regarding these dates should be directed to the Administrator.

  All optional cash investments received by the Administrator after the close of business on the last business day immediately preceding the first day of the Pricing Period and before the next succeeding Investment Date will promptly be returned to the Participant without interest.

  Participants should be aware that since investments under the Plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither the Company nor the Administrator can assure a profit or protect against a loss on Common Shares purchased under the Plan.

  All optional cash investments made by check should be made payable to The Chase Manhattan Bank and mailed to the Administrator. Other forms of payment, such as wire transfers, may be made, but only if approved in advance by the Administrator. Inquiries regarding other forms of payments and all other inquiries should be directed to the Administrator.

  For any Investment Date, optional cash investments made by shareholders of the Company are subject to a minimum of $100 and a maximum of $5,000 and optional cash investments made by interested investors who are not then shareholders of the Company are subject to a minimum initial investment of $250 and a maximum of $5,000. Optional cash investments of less than the allowable monthly minimum amount and that portion of any optional cash investment that exceeds the allowable monthly maximum amount will be returned promptly to Participants without interest, except as noted below.

  Optional cash investments in excess of $5,000 per month may be made only pursuant to a Request of Waiver accepted by the Company. Participants who wish to submit an optional cash investment in excess of $5,000 for any Investment Date must obtain the prior written approval of the Company and a copy of such written approval must accompany any such optional cash investment. A Request for Waiver should be directed to the Company via facsimile at (573) 442-5554,
Attn: Chief Financial Officer, telephone number (573) 499-4799. The Company has sole discretion to grant any approval for optional cash investments in excess of the allowable maximum amount. In deciding whether to approve a Request for Waiver, the Company will consider relevant factors including, but not limited to, whether the Plan is then acquiring newly issued Common Shares directly from the Company or acquiring Common Shares in the open market or in privately negotiated transactions from third parties, the Company's need for additional funds, the attractiveness of obtaining such additional funds through the sale of Common Shares as compared to other sources of funds, the purchase price likely to apply to any sale of Common Shares, the Participant submitting the request, the extent and nature of such Participant's prior participation in the Plan, the number of Common Shares held of record by such Participant and the aggregate amount of optional cash investments in excess of $5,000 for which amount of optional cash investments in excess of $5,000 for which Requests for Waiver have been submitted by all Participants. If Requests for Waiver are submitted for any Investment Date for an aggregate amount in excess of the amount the Company is then willing to accept, the Company may honor such requests in order of receipt, pro rata or by any other method that the Company determines to be appropriate. With regard to optional cash investments made pursuant to a Request for Waiver, the Plan does not provide for a predetermined maximum limit on the amount that a participant may invest or on the number of Common Shares that may be purchased pursuant.

  The Company reserves the right to modify, suspend or terminate participation in the Plan by otherwise eligible registered holders or beneficial owners of Commons Shares for any reason whatsoever including elimination of practices that are not consistent with the purposes of the plan.

  The Company may establish for any Pricing Period a minimum price (the "Threshold Price") applicable to optional cash investments made pursuant to Requests for Waiver. At least three business days prior to the first day of the applicable Pricing Period, the Company will determine whether to establish a Threshold Price, and if a Threshold Price is established, its amount, and will so notify the Administrator (see Schedule A). This determination will be made by the Company in its discretion after a review of current market conditions, the level of participation in the plan, and current and projected capital needs.

  If established for any Pricing Period, the Threshold Price will be stated as a dollar amount that the average of the high and low sale prices of the Common Shares on the NYSE for each Trading Day of the relevant Pricing Period must equal or exceed. In the event that the Threshold Price is not satisfied for a Trading Day in the Pricing Period, then that Trading Day will be excluded from the Pricing Period and all trading prices for that day will be excluded from the determination of the purchase price. A day will also be excluded if no trades of Common Shares are made on the NYSE for that day. Thus for example, if the Threshold Price is not satisfied for three of the twelve Trading Days in a Pricing Period, then the purchase price will be based upon the remaining nine Trading Days in which the Threshold Price was satisfied.

  In addition, a portion of each optional cash investment will be returned for each Trading Day of a Pricing Period in which the Threshold Price is not satisfied or for each day in which no trades of Common Shares are reported on the NYSE. The returned amount will equal one-twelfth of the total amount of such optional cash investment (not just the amount exceeding $5,000) for each Trading Day that the Threshold Price is not satisfied. Thus, for example, if the Threshold Price is not satisfied or no such sales are reported for three of the twelve Trading Days in a Pricing Period, 3/12 (i.e., 25%) of such optional cash investment will be returned to the Participant without interest.

  The establishment of the Threshold Price and the possible return of a portion of the investment applies only to optional cash investments made pursuant to a Request for Waiver. Setting a Threshold Price for a Pricing Period shall not affect the setting of a Threshold Price for any subsequent Pricing Period. For any particular month, the Company may waive its right to set a Threshold Price. Neither the Company nor the Administrator shall be required to provide any written notice to Participants as to the Threshold Price for any Pricing Period. Participants may, however, ascertain whether a Threshold Price has been set or waived for any given Pricing Period by telephoning the Controller, External Reports at (573) 499-4799. Each month, at least three business days prior to the first day of the applicable Pricing Period, the Company may establish a discount from the market price applicable to optional cash investments made pursuant to a Request for Waiver. Such discount (the "Waiver Discount") may be between 0% and 5% of the purchase price and may vary each month, but once established will apply uniformly to all optional cash investments made pursuant to a Request for Waiver for that month. The Waiver Discount will be established in the Company's sole discretion after a review of current market conditions, the level of participation in the Plan, and current and projected capital needs. Participants may obtain the Waiver Discount applicable to the next Pricing Period by telephoning the Controller, External Reports at (573) 499-4799. Setting a Waiver Discount for a particular month shall not affect the setting of a Waiver discount for any subsequent month. The Waiver Discount will apply to the entire optional cash investment and not just the portion of such investment that exceeds $5,000. The Waiver Discount will apply only to optional cash investments of $5,000 or more, but the Company reserves the right to establish, in the future, a discount from the market price for optional cash investments of $5,000 or less.

SALES OF COMMON SHARES THROUGH THE PLAN

  Participants may instruct the Administrator to sell some or all of their Common Shares by notifying the Administrator in writing or by using the form included with account statements.

  The Administrator will sell Common Shares through a registered broker dealer within five business days after receipt of a proper written notice and will remit a check for the proceeds of such sale, less applicable brokerage commissions, service charges and any taxes. Common Shares to be sold may be commingled with those of other participants requesting sale of their Common Shares, and the proceeds to each participant will be based on the average price for all Common Shares sold during the day of sale. Participants should understand that the price of the Common Shares may go down as well as up between the date a request to sell is received and the date the sale is executed. The Plan does not offer the ability for participants to specify either the dates or the prices at which Common Shares are to be sold through the Administrator.

  If a request to sell Common Shares is received on or after the record date for a dividend, any cash dividend paid on such Common Shares will be reinvested. The request to sell Common Shares will then be processed as soon as practicable after the dividend is reinvested and the additional Common Shares are credited to the participant's account.

WITHDRAWALS AND TRANSFERS OF COMMON SHARES FROM THE PLAN

  Participants may instruct the Administrator in writing to issue share certificates for some or all of the Common Shares they have in the Plan, either by letter or by using the form provided with account statements. Participants may also instruct the Administrator in the same manner to transfer Common Shares to one or more persons. All transfers must be for one full share or more and will be subject to the same legal requirements as the transfer of share certificates, including a requirement for signature guarantees. There is no charge for these services.

  Participants who wish to stop reinvesting their dividends through the Plan but leave their Common Shares in the custody of the Administrator for convenience, or to avoid the risk of loss, theft or destruction of their certificates, may stop reinvesting dividends without withdrawing from the Plan by sending a letter instructing the Administrator to stop reinvesting dividends. See "Purchase Procedures, Prices and Custody of Common Shares" above.

  If a request to withdraw or transfer Common Shares is received on or after the record date for a dividend, any cash dividend paid on such Common Shares will be reinvested. The request to withdraw or transfer Common Shares will then be processed as soon as practicable after the dividend is reinvested and the additional Common Shares are credited to the participant's account.

VOTING OF COMMON SHARES

  Plan participants will receive proxy materials covering the Common Shares in the Plan and any Common Shares they may hold in certificate form. Common Shares will be voted only as participants or their duly authorized representatives instruct.

SHARE DIVIDENDS, SPLITS AND SUBSCRIPTION RIGHTS

  Any share dividend or share split that may be declared by the Company will be automatically credited to a participant's Plan account. In the event that the Company makes subscription rights to purchase additional

Common Shares or other securities available to the holders of its Common Shares, the Administrator will sell the rights accruing to all Common Shares held by the Administrator for Plan participants and will apply the net proceeds of such sale to the purchase of Common Shares prior to or with the next monthly Common Share investment. The Company will, however, inform participants in advance of any subscription offer so that a participant who does not want the Administrator to sell such rights and invest the proceeds can transfer all Common Shares held under the Plan to the participant's own name by a given date. This will permit the participant to personally exercise, transfer or sell the rights on such Common Shares. Any such request must be received by the Administrator at least three business days before the record date for distribution of the rights.

TERMINATION OF REINVESTMENT OF DIVIDENDS

  A participant may terminate reinvestment of dividends through the Plan by writing to the Administrator. A participant may request (1) that the Administrator send all dividends to the participant by check and continue to hold the participant's Common Shares in the Plan account, (2) that the Administrator discontinue any automatic withdrawals of funds and purchase of Common Shares, (3) that a certificate be issued for all full Common Shares held for such participant's account and a check be issued for the proceeds from the sale of any fractional share equivalent, or (4) that all full Common Shares and any fractional share equivalent held for such participant's account be sold and a check issued for the net proceeds, less any applicable transfer tax. If such a request is received on or after the record date for a dividend, any cash dividend paid on that account will be reinvested for the account. The request will then be processed as soon as practicable after the dividend is reinvested and the additional Common Shares are credited to the participant's account. There will be no cost to a participant with respect to termination of a participant's reinvestment of dividends through the Plan other than the brokerage costs described above under "Sales of Common Shares Through the Plan" with respect to any Common Shares sold.

  If a participant in the Plan does not own at least one whole share registered in the Participant's name or held through the Plan, the Participant's participation in the Plan may be terminated. The Company may also terminate the Plan or any Participant's participation in the Plan after written notice in advance mailed to such Participant at the address appearing on the Administrator's records. Participants whose participation in the Plan has been terminated will receive certificates for whole Common Shares held in their accounts and a check for the cash value of any fractional share held in any Plan account so terminated.

RESPONSIBILITIES OF THE COMPANY AND THE ADMINISTRATOR UNDER THE PLAN

  Neither the Company nor the Administrator will be liable for any good faith act or for any good faith failure to act, including any claim or liability arising from failure to terminate a Participant's account upon such participant's death, for the prices at which Common Shares are purchased for a Participant's account or for fluctuations in the market value of the Common Shares. Neither the Administrator, the Company nor any agent for either shall have any duties, responsibilities or liabilities except such as are expressly set forth in the Plan. Since the Company has delegated responsibility for administering the Plan to the Administrator, the Company specifically disclaims any responsibility for any of the Administrator's actions or inactions in connection with the administration of the Plan. None of the trustees, officers or shareholders of the Company shall have any personal liability under the Plan. Any such limited liability provisions do not extend to violations of the federal securities laws.

  The Company's obligation to offer, issue or sell Common Shares under the Plan is subject to the Company's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Shares. The Company may elect not to offer or sell Common Shares under the Plan to persons residing in any jurisdiction where, in the sole discretion of the Company, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

  The Company reserves the right to modify, suspend or terminate the Plan at any time. The Company established the discount from current market value for dividend reinvestment after a review of market conditions, the desired level of participation in the Plan, requirements of the federal tax laws in connection with the Company's continued status as a REIT, the terms of similar plans maintained by other companies in the REIT industry, and the Company's current and projected capital needs. The Company may increase or decrease the discount from current market value for dividend reinvestment or establish such a discount for optional cash purchases, without any requirement of shareholder or participant approval, based on the same factors. Participants in the Plan will be notified of any suspension, termination or significant modification of the Plan. The Administrator may terminate the participation of any account by written notice to the participant and to the Company. The Company reserves the right to terminate any person's participation in the Plan at any time and to establish additional requirements with respect to participation in the Plan by brokers, banks and others acting in a representative capacity on behalf of owners or prospective owners of Common Shares. The Company reserves the right to interpret and regulate the Plan at its discretion.

  The risk to participants is the same as with any other investment in Common Shares of the Company. Participants must recognize that neither the Company nor the Administrator can in any way assure a profit or protect against a loss to a participant on Common Shares purchased under the Plan.

  The Company takes no position on whether current shareholders or other investors should participate in the Plan.

RESTRICTIONS ON OWNERSHIP OF COMMON SHARES

  For the Company to qualify as a REIT for federal income tax purposes, no more than 50% in value of its outstanding capital Common Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the law to include certain entities) during the last half of a taxable year or during a proportionate part of a shorter taxable year, and the Common Shares must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company expects to continue to qualify as a REIT, the Amended and Restated Declaration of Trust of the Company contains a restriction intended to ensure compliance with these requirements which authorizes, but does not require, the board of trustees to refuse to give effect to a transfer of Common Shares which, in its opinion, might jeopardize the status of the Company as a REIT. This provision also renders null and void any purported acquisition of Common Shares which would result in the disqualification of the Company as a REIT. The provision also gives the board of trustees the authority to take such actions as it deems advisable to enforce the provision. Such actions might include, but are not limited to, refusing to give effect to, or seeking to enjoin, a transfer which might jeopardize the Company's status as a REIT. The provision also requires any shareholder to provide the Company such information regarding his direct and indirect ownership of Common Shares as the Company may reasonably require.

             FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

  Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchase of Common Shares acquired under the Plan and character, amount and tax treatment of any gain or loss realized on the disposition of Common Shares. The following is a brief summary of the material federal income tax considerations applicable to the Plan, is for general information only, and is not tax advice.

  In the case of Common Shares purchased by the Administrator from the Company pursuant to reinvestment of distributions, a Participant will be treated for federal income tax purpose as having received a distribution equal to the fair market value, as of the Investment Date, of the Common Shares purchased with reinvested distributions. The 3% or other discount will be treated as being part of the distribution received. With respect to Common Shares purchased by the Administrator out of distributions from the Company in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution received by a Participant would include the fair market value of the Common Shares purchased with reinvested distributions and a pro-rata share of any brokerage commissions or other related charges ("Commissions") paid by the Company in connection with the Administrator's purchase of the Common Shares on behalf of the participant. The Internal Revenue Service also has indicated in somewhat similar situations that a Participant who makes an optional cash purchase of Common Shares under the Plan will be treated as having received a distribution equal to the excess of the fair market value on the Investment Date of such Common Shares over the amount of the optional cash payment made by the participant. Also, if the Common Shares are acquired by the Administrator in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a Participant will be treated as receiving a distribution equal to the pro-rata share of any Commissions paid by the Company on behalf of the Participant. While the matter is not free from doubt, the Company intends to take the position that administrative expenses of the Plan paid by the Company are not constructive distributions to Participants. The amount to be invested for a Participant with reinvested cash distributions will be reduced by any amount the Company is required to withhold for federal income tax purposes. For more information concerning taxation of the distributions described above, see "Federal Income Tax Considerations Relating to the Company's Treatment as a REIT--Taxation of Shareholders" and "Certain United States Tax Considerations for Non-U.S. Shareholders," below.

  A Participant's tax basis in his or her Common Shares acquired under the Plan will generally include the total amount of distributions a Participant is treated as receiving (as described above). A Participant's holding period in such Common Shares generally begins on the day following the date on which such Common Shares are credited to the Participant's Plan account.

  A gain or loss may also be recognized upon a Participant's disposition of Common Shares received from the Plan. The amount of any such gain or loss will be the difference between the amount realized (generally the amount of cash received) for the whole or fractional Common Shares and the tax basis of such Common Shares. Generally, gain or loss recognized on the disposition of Common Shares acquired under the Plan will be treated for federal income tax purposes as a capital gain or loss.

                       FEDERAL INCOME TAX CONSIDERATIONS
                 RELATING TO THE COMPANY'S TREATMENT AS A REIT

  The Company and its affiliates constitute a self-administered and self-managed REIT engaged in the self-storage business. The Company and its affiliates own, manage, lease, acquire and develop self-storage facilities ("Facilities"). The business of the Company is operated through Storage Trust Properties, L.P. (the "Operating Partnership") and Storage Realty Management Co. (the "Subsidiary Company"). Substantially all of the Company's assets and interest in self-storage facilities are held by, and all of its operations are conducted through, the Operating Partnership. The Company is the sole general partner of, and thereby controls the operations of, the Operating Partnership. The remaining ownership interests in the Operating Partnership (the "Units") are primarily held by certain owners of the predecessor company, (collectively, "Original Investors"), and certain former owners of assets acquired by the Operating Partnership subsequent to the Company's initial public offering of Common Shares. The Subsidiary Company manages Facilities owned by unrelated third parties and conducts various other businesses, such as the sale of locks and packaging supplies, the processing of customer property insurance and the rental of trucks at various Facilities.

  The following is a description of the material Federal income tax consequences to the company and its shareholders of the treatment of the company as a REIT. The discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion give a detailed description of any state, local, or foreign tax considerations. The discussion does not discuss all aspects of Federal income tax law that may be relevant to a prospective shareholder in light of his particular circumstances or to certain types of shareholders (including insurance companies, financial institutions or broker-dealers, tax exempt organizations, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws.

  THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING, AND EACH PROSPECTIVE INVESTOR IS ADVISED TO CONSULT WITH ITS TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO IT OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

  If certain detailed conditions imposed by the REIT provisions of the Internal Revenue Code of 1986, as amended (the "Code"), are met, entities, such as the Company, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "REIT taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation" (i.e., at both the corporate and shareholder levels) that generally results from the use of corporations.

  If the Company fails to qualify as a REIT in any year, however, it will be subject to Federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, the Company could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

  The Company has elected REIT status effective for the taxable year ended December 31, 1994, and the Board of Trustees of the Company believes that the Company has operated and expects that the Company will continue to operate in a manner that has enabled the Company to qualify as a REIT and will permit the Company to maintain its REIT status in each taxable year thereafter. There can be no assurance, however, that this belief or expectation will be fulfilled, since qualification as a REIT depends on the Company continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on the Company's operating results.

TAXATION OF THE COMPANY

  General. In any year in which the Company qualifies as a REIT it will not, in general, be subject to Federal income tax on that portion of its REIT taxable income or capital gain which is distributed to shareholders. The Company may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

  Notwithstanding its qualification as a REIT, the Company may also be subject to taxation in certain other circumstances. If the Company should fail to satisfy either the 75% or the 95% gross income test (as discussed below), and nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a 100% tax on the greater of the amount by which the company fails either the 75% or the 95% test, multiplied by a fraction intended to reflect the Company's profitability. The Company will also be subject to a tax of 100% on net income from any prohibited transaction as described below, and if the Company has (i) net income from the sale or other disposition of foreclosure property which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act of 1997 (the "1997 Act") permits a REIT, with respect to undistributed net capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if the Company made this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by the Company, and the Company would have to pay the tax on such gains within 30 days after the close of its taxable year. Each shareholder of the Company would be deemed to have paid such shareholders share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of gain to the holder resulting from the designation less the holders credit or refund for the tax paid by the Company. The Company may also be subject to the corporate alternative minimum tax, as well as tax in certain situations not presently contemplated. The Subsidiary Company will be taxed on its income at regular corporate rates. The Company will use the calendar year both for Federal income tax purposes and for financial reporting purposes.

  In order to qualify as a REIT, the Company must meet, among others, the following requirements:

  Share Ownership Tests. The Common Shares must be held by a minimum of 100 persons for at least 335 days in each taxable year (or a proportional number of days in any short taxable year). In addition, at all times during the second half of each taxable year, no more than 50% in value of the outstanding Common Shares may be owned, directly or indirectly and by applying certain constructive ownership rules, by five or fewer individuals, which for this purpose includes certain tax-exempt entities. However, for purposes of this test, any Common Shares of beneficial interest held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to the actuarial interest in such trust rather than by such trust. Under the 1997 Act, for taxable years beginning after August 5, 1997, if the Company complies with the Treasury Regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding Common Shares of stock were held, actually or constructively, by five or fewer individuals, then the Company will be treated as meeting such requirement. These share ownership requirements need not be met until the second taxable year of the Company for which a REIT election is made.

  In order to attempt to ensure compliance with the foregoing share ownership tests, the Company has placed certain restrictions on the transfer of its Common Shares to prevent additional concentration of share ownership. Moreover, to evidence compliance with these requirements, under Treasury regulations the Company must maintain records which disclose the actual ownership of its Common Shares. In fulfilling its obligations to maintain record, the Company must and will demand written statements each year from the record holders of designated percentages of its Common Shares disclosing the actual owners of such Common Shares (as prescribed by Treasury regulations). A list of those persons failing or refusing to comply with such demand must be maintained as a part of the Company's records. A shareholder failing or refusing to comply with the Company's written demand must submit with his tax return a similar statement disclosing the actual ownership of Company Common Shares of beneficial interest and certain other information. In addition, the Declaration of Trust provides restrictions regarding the transfer of its Common Shares of beneficial interest that are intended to assist the Company in continuing to satisfy the share ownership requirements.

  Asset Tests. At the close of each quarter of the Company's taxable year, the Company must satisfy two tests relating to the nature of its assets (with "assets" being determined in accordance with generally accepted accounting principles). First, at least 75% of the value of the Company's total assets must be represented by interests in real property, interests in mortgages on real property, Common Shares in other REITS, cash, cash items, government securities and qualified temporary investments. Second, although the remaining 25% of the Company's assets generally may be invested without restriction, securities in this class may not exceed (i) in the case of securities of any one non-government issuer, 5% of the value of the Company's total assets or
(ii) 10% of the outstanding voting securities of any one such issuer. Where the Company invests in a partnership (such as the Operating Partnership), it will be deemed to own a proportionate share of the partnerships assets. See "--Tax Aspects of the Company's Investments in Partnerships--General." Accordingly, the Company's investment in the Facilities through its interest in the Operating Partnership is intended to constitute an investment in qualified assets for purposes of the 75% asset test.

  The Operating Partnership owns 100% of the non-voting preferred stock and 5% of the voting stock of the Subsidiary Company. By virtue of its partnership interest in the Operating Partnership, the Company is deemed to own its pro rata share of the assets of the Operating Partnership, including the securities of the Subsidiary Company, as described above. Because the Operating Partnership owns only 5% of the voting securities of the Subsidiary Company, and the preferred stock's approval right is limited to certain fundamental corporate actions that could adversely affect the preferred stock as a class, the 10% limitation on holdings of voting securities of any one issuer should not be exceeded.

  Based upon its analysis of the total estimated value of the Subsidiary Company stock owned by the Operating Partnership relative to the estimated value of the total assets owned by the Operating Partnership and the other assets of the Company, the Company believes that the Company's pro rata share of the stock of the Subsidiary Company owned by the Operating Partnership does not exceed, on the date of this Prospectus, 5% of the value of the Company's total assets. This 5% limitation must be satisfied not only as of the date the Company (directly or through the Operating Partnership) acquired securities of the Subsidiary Company, but also at the end of any quarter in which the Company increases its interest in the Subsidiary Company or so acquires other property. In this respect, if the holder of a right to exchange Units for Common Shares exercises such rights, the Company will thereby increase its proportionate (indirect) ownership interest in the Subsidiary Company, thus requiring the Company to meet the 5% test in any quarter in which such conversion option is exercised. A similar result will follow in the case of any exchange of Units by Operating Partnership or Subsidiary Company employees that they received pursuant to the option plan established by the Company. Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Operating Partnerships overall interest in the Subsidiary Company.

  Gross Income Tests. There are currently three separate percentage tests relating to the sources of the Company's gross income which must be satisfied for each taxable year. For purposes of these tests, where the Company invests in a partnership, the Company will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of the Company as it has in the hands of the partnership. See "--Tax Aspects of the Company's Investments in Partnerships--General" below. The three tests are as follows:

  The 75% Test. At least 75% of the Company's gross income for the table year must be "qualifying income." Qualifying income generally includes (i) rents from real property (except as modified below); (ii) interest on obligations secured by mortgages on, or interests in, real property; (iii) gains from the sale or other disposition of interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of the Company's trade or business ("dealer property");
(iv) dividends or other distributions on Common Shares in other REFITS, as well as gain from the sale of such Common Shares; (v) abatements and refunds of real property taxes; (vi) income from the operation, and gain from the sale, of property acquired at or in lieu of a foreclosure of the mortgage secured by such property ("foreclosure property"); (vii) commitment fees received for agreeing to make loans secured by mortgages on real property or to purchase or lease real property; and (viii) certain qualified temporary investment income attributable to the investment of new capital received by the Company in exchange for its Common Shares during the one-year period following the receipt of such capital.

  Rents received from a customer will not, however, qualify as rents from real property in satisfying the 75% test (or the 95% gross income test described below) if the Company, or an owner of 10% or more of the Company, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property (or as interest income) for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipt or sales. Finally, for rents received to qualify as rents from real property for purposes of the 75% and 95% gross income tests, the

Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a REIT is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during a taxable year for impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the REIT directly or indirectly from the property during the taxable year. The amount received for any service (or management operation) for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service (or providing the management or operation).

  The Company intends to monitor its operations in the context of these standards so as to satisfy the 75% and 95% gross income tests. The Operating Partnership provides certain services at the Facilities it owns and may provide certain services at any newly acquired self-storage facilities of the Operating Partnership. The Company believes for purposes of the 75% and 95% gross income tests, that the services provided at such facilities and any other services and amenities provided by the Operating Partnership or its agents with respect to such facilities are and will continue to be of the type usually or customarily rendered in connection with the rental of space for occupancy only. The Company intends that services that cannot be provided directly by the Operating Partnership, the subsidiary Company or other agents will be performed by independent contractors.

  The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of the Company's gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest, or gains from the sale or other disposition of stock or other securities that are not dealer property. Dividends and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. The Company intends to closely monitor its non-qualifying income and anticipates that non-qualifying income from its other activities will not result in the Company failing to satisfy either the 75% or 95% gross income test. The Operating Partnership owns partnership interests in certain joint ventures which own certain Facilities. No assurance can be given that such partnerships will not realize non-qualifying income, in which case the Operating partnerships distributive share of such income would be non-qualifying income.

  For purposes of determining whether the Company complies with the 75% and the 95% gross income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property (excluding foreclosure property); however, it does not include a sale of property if such property is held by the company for at least four years and certain other requirements (relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto) are satisfied. See "--Taxation of the Company--General" and "--Tax Aspects of the Company's Investments in Partnerships--Sale of the Facilities."

  The Company believes that, for purposes of both the 75% and the 95% gross income tests, its investment in the facilities through the Operating Partnership will in major part give rise to qualifying income in the form of rents, and that gains on sales of the Facilities, or of the Company's interest in the Operating Partnership, generally will also constitute qualifying income.

  Even if the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if: (i) the Company's failure to comply was due to reasonable cause and not to willful neglect; (ii) the Company reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and (iii) any incorrect information on this schedule is not due to fraud with intent to evade tax. If these relief provisions apply, however, the Company will nonetheless be subject to a 100% tax on the greater of the amount by which it fails whether the 75% or 95% gross income test, multiplied by a fraction intended to reflect the Company's profitability.

  The 30% Test. The Company must derive less than 30% of its gross income for each taxable year from the sale or other disposition of (i) real property held for less than four years (other than foreclosure property and involuntary conversions); (ii) stock or securities (including an interest rate swap or cap agreement) held for less than one year; and (iii) property in a prohibited transaction. The Company does not anticipate that it will have difficulty in complying with this test. However, if extraordinary circumstances were to occur that give rise to dispositions of self-storage facilities held for less than four years (for example, on account of the inability to obtain refinancing), the 30% test could become an issue. The 30% gross income test has been repealed by the 1997 Act for taxable years beginning after August 5, 1997.

  Annual Distribution Requirements. In order to qualify as a REIT, the Company is required to distribute dividends (other than capital gain dividends) to its shareholders each year in an amount at least equal to (A) the sum of (i) 95% of the Company's REIT taxable income (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income (after tax), if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. For taxable years beginning after August 5, 1997, the 1997 Act (i) expands the class of non-cash income that is excluded from the distribution requirement to include income from the cancellation of indebtedness and (ii) extends the treatment of original issue discount ("OID") (over cash and the fair market value of property received on the instrument) as such non-cash income to OID instruments generally and for REITs, like the Company, that use an accrual method of accounting. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100% of its REIT taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the 1997 Act permits a REIT, with respect to undistributed net capital gains it received during the taxable year to designate in a notice mailed to shareholders within 60 days of the end of the taxable year (or in a notice mailed with its annual report for the taxable year) such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if the Company made this designation, the shareholders of the Company would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by the Company, and the Company would have to pay the tax on such gains within 30 days after the close of its taxable year. Each shareholder of the Company would be deemed to have paid such shareholder's share of the tax paid by the Company on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his Company stock by the difference between the amount of gain to the holder resulting from the designation less the holders credit or refund for the tax paid by the Company.

  The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements described in the first sentence of the preceding paragraph. In this regard, the Partnership Agreement of the Operating Partnership (the "Partnership Agreement") authorizes the Company, as a general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit the Company to meet these distribution requirements. It is possible that the Company may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing the Company's REIT taxable income on the other hand; due to the Operating Partnership's inability to control cash distributions with respect to any properties as to which it does not have decision making control; or for other reasons. To avoid a problem with the 95% distribution requirement, the Company will closely monitor the relationship between its REIT taxable income and cash flow and, if necessary, intends to borrow funds (or cause the Operating Partnership or other affiliates to borrow funds) in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

  If the Company fails to meet the 95% distribution requirement as a result of an adjustment to the Company's tax return by the Internal Revenue Service, the Company may retroactively cure the failure by paying a deficiency dividend (plus applicable penalties and interest) within a specified period.

  Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify as a REIT will not be deductible by the Company, nor generally will they be required to be made under the Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the company also will be disqualified from re-electing taxation as a REIT for the four taxable years following the year during which qualification was lost.

TAX ASPECTS OF THE COMPANY'S INVESTMENTS IN PARTNERSHIPS

  General. The Company holds a partnership interest in the Operating Partnership. In addition, the Operating Partnership owns partnership interests in several joint venture partnerships which own certain Facilities. In general, a partnership is a "pass-through" entity which is not subject to Federal income tax. Rather, partners are allocated their proportionate Common Shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. The Company will include its proportionate share of the foregoing partnership items for purposes of the various REIT gross income tests and in the computation of its REIT taxable income. See "--Taxation of the Company--General" and "--Gross Income Tests."

  Each partner's share of a partnership's tax attributes is determined in accordance with the Partnership Agreement, although the allocations will be adjusted for tax purposes if they do not comply with the technical provisions of Code Section 704 (b) and the regulations thereunder. The Operating Partnership's allocations of tax attributes are intended to comply with these provisions. Notwithstanding these allocation provisions, for purposes of complying with the gross incomes tests discussed above, the Company will be deemed to have received a share of the income of the Partnership based on its capital interest in the Operating Partnership.

  Also, any resultant increase in the Company's REIT taxable income from its interest in the Operating Partnership (whether or not a corresponding cash distribution is also received from the Operating Partnership will increase its distribution requirements (see "--Taxation of the Company--Annual Distribution Requirements"), but will not be subject to Federal income tax in the hands of the Company provided that an amount equal to such income is distributed by the Company to its shareholders. Moreover, for purposes of the REIT asset tests (see "--Taxation of the Company--Asset Tests"), the Company will include its proportionate share of assets held by the Operating Partnership (including the Operating Partnership's share of assets held through its interests in the joint venture partnerships).

  Entity Classification. The Company's interest in the Operating Partnership involves special tax considerations, including the possibility of a challenge by the Service of the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation for federal income tax purposes). If the Operating Partnership were to be treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of the Company's assets and items of gross income would change, which would preclude the Company from satisfying the REIT asset tests and the REIT gross income tests (see "-- Taxation of the Company--Asset Tests" and "--Gross Income Tests"), which in turn would prevent the Company from qualifying as a REIT. (See "--Taxation of the Company--Failure to Qualify" above, for a discussion of the effect of the Company's failure to meet such tests.) A similar result could occur if any of the joint venture partnerships in which the Operating Partnership owns a partnership interest were classified as associations taxable as corporations.

  Tax Allocations with Respect to the Facilities. Pursuant to Section 704 (c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership (such as certain of the Facilities or interests therein), must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic arrangements among the partners. The formation of the Operating Partnership included contributions of appreciated property (including certain of the Facilities or interests therein). Consequently, the Partnership Agreement requires certain allocations to be made in a manner consistent with
Section 704 (c) of the Code.

  In general, certain contributors of certain of the Facilities or interests therein will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on sale by the Operating Partnership on the contributed assets (including certain of such Facilities). This will tend to eliminate the Book-Tax Difference over the life of the Operating Partnership. However, the special allocation rules of Section
704 (c) do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale or a deemed sale, and accordingly variations from normal Section 704 (c) principles may arise, which could result in the allocation of additional taxable income to the Company in excess of corresponding cash proceeds in certain circumstances.

  Treasury regulations issued under Section 704 (c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences, including retention of the method under current law. The Operating Partnership and the Company will use the traditional method for making allocations under Section 704 (c) with respect to the existing Facilities.

  With respect to any property purchased by the Operating Partnership subsequent to the admission of the Company to the Operating Partnership as well as certain Facilities acquired in taxable transactions, in general, such property will initially have a tax basis equal to its fair market value and
Section 704 (c) of the Code will not apply.

  Sale of the Facilities. The Company's share of any gain realized by the Operating Partnership on the sale of any dealer property generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of the Company--General and Gross Income Tests--the 95% Test." Under existing law, whether property is dealer property is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership intends to hold (and, to the extent within its control, to have any joint venture in which the Operating Partnership is a partner so hold) the Facilities for investment with a view to long-term appreciation, to engage in the business of acquiring, owning, operating and developing the Facilities and other self-storage facilities, and to make such occasional sales of the Facilities and other facilities acquired subsequent to the date hereof as are consistent with the Company's investment objectives. Based upon the Company's investment objectives, the Company believes that overall the Facilities should not be considered dealer property and that the amount of income from prohibited transactions, if any, will not be material.

TAXATION OF SHAREHOLDERS

  Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends received deduction of corporations. Distributions (and for tax years beginning after August 5, 1997, undistributed amounts) that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its Common Shares of beneficial interest of the Company. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's Common Shares by the amount of such excess distribution (but not below zero), with distributions in excess of the shareholder's tax basis being taxed as capital gains (if the Common Shares are held as a capital asset). In addition, any dividend declared by the Company in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of the Company. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to Company shareholders.

  The recently enacted 1997 Act made certain changes to the Code with respect to taxation of long-term capital gains earned by taxpayers other than a corporation. In general, for sales made after May 6, 1997, the maximum tax rate for individual taxpayers on net long-term capital gains (i.e., the excess of net long-term capital gain over net short-term capital loss) is lowered to 20% for most assets. This 20% rate applies to sales on or after July 29, 1997 only if the asset was held for more than 18 months at the time of disposition. Capital gains on the disposition of assets on or after July 29, 1997 held for more than one year and up to 18 months at the time of disposition will be taxed as "mid-term gain" at a maximum rate of 28%. Also, so called "unrecaptured section 1250 gain" is subject to a maximum federal income tax rate of 25%. "Unrecaptured section 1250 gain" generally includes the long-term capital gain realized on (i) the sale after May 6, 1997 of a real property asset described in section 1250 of the Code or (ii) the sale after July 28, 1997 of a real property asset described in Section 1250 of the Code which the taxpayer has held for more than 18 months, but in each case not in excess of the amount of depreciation (less the gain, if any, treated as ordinary income under Code Section 1250) taken on such asset. A rate of 18% instead of 20% will apply after December 31, 2000 for assets held for more than 5 years. However, the 18% rate applies only to assets acquired after December 31, 2000 unless the taxpayer elects to treat an asset held prior to such date as sold for fair market value on January 1, 2001. In the case of individuals whose ordinary income is taxed at a 15% rate, the 20% rate is reduced to 10% and the 10% rate for assets held for more than 5 years is reduced to 8%.

  The Internal Revenue Service in Notice 97-59, 1997-45 I.R.B. 1, recently indicated that in their view, consistent with pending legislation (see H.R. 2645, 105th Cong. Section 5 (d)(1997)), the new capital gain provisions of the 1997 Act generally may be applied by separating long-term capital gains and losses into a (i) 28% tax rate group for gains and losses on (a) assets held for more than 12 months and disposed of prior to May 7, 1997, (b) assets held for more than 12 months but not more than 18 months and disposed of after July 28, 1997, and (c) certain other assets, (ii) 25% tax rate group for gain which is "unrecaptured section 1250 gain", i.e., long-term capital gain, not otherwise recaptured as ordinary income, attributable to depreciation of real property which has been held for more than 18 months if disposed of after July 28, 1997 (or more than 12 months if disposed of after May 6, 1997 and before July 29, 1997) and (iii) 20% tax rate group for gains and losses on most assets held for more than 18 months and disposed of after July 28, 1997 (or more than 12 months if disposed of after May 6, 1997 and before July 29,
1997). In general, capital gain in the 28% tax rate group is reduced by (x) capital losses in that group, (y) net short-term capital losses (i.e. the excess of capital losses over capital gains from assets held for 12 months or less at the time of their disposition) and (z) long-term loss carryovers. If such losses exceed the gains in that group the excess first reduces unrecaptured Section 1250 gain (if any) and any remaining excess next reduces net gain in the 20% group (if any). A net loss for the 20% group is used first to reduce net gain from the 28% group, then to reduce gain from the 25% group.

  In addition, the Internal Revenue Service in Notice 97-64, 1997-47 I.R.B. 1, describes temporary regulations to be issued concerning the applicability of the new capital gain rules for REIT capital gain distributions and provides guidance for REITs and their shareholders which must be used until further guidance is issued. Notice 97-64 generally provides that if a REIT designates a dividend as a capital gain dividend for a taxable year ending on or after May 7, 1997, the REIT may also designate the capital gain dividend in whole or in part as a 20% rate gain distribution includable by a non-corporate shareholder as long-term capital gain in the shareholder's 20% group, an unrecaptured section 1250 gain distribution includable by the shareholder in the shareholder's 25% rate group or a 28% rate gain distribution includable by the shareholder in the shareholder's 28% group, depending, in general, on the respective portions of net capital gain of the REIT which are includable by the REIT in each group, determined as though the REIT was an individual whose income is subject to a marginal tax rate of at least 28%. If a REIT does not make additional designations of a capital gain dividend by tax rate group, the capital gain dividend constitutes a 28% rate gain distribution includable by a non-corporate shareholder in a shareholder's 28% rate group.

  Shareholders of the Company should consult their tax advisor with regard to
(i) the application of the changes made by the 1997 Act with respect to taxation of capital gains and capital gain dividends and (ii) to state, local and foreign taxes on capital gains.

  In general, any loss upon a sale or exchange of Common Shares by a shareholder who has held such Common Shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions, including any designated undistributed amounts for tax years beginning after August 5, 1997 (see "Taxation of the Company--Annual Distribution Requirements"), from the Company required to be treated by such shareholder as long-term capital gains.

  Backup Withholding. The Company will report to its domestic shareholders and to the Service the amount of dividends paid for each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such shareholder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding is available as a credit against the shareholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the company. See "Certain United States Tax Considerations for Non-U.S. Shareholders-- Distributions from the Company--Capital Gain Dividends" below.

  Taxation of Tax-Exempt Shareholders. The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a REIT to a tax-exempt employees' pension trust do not constitute unrelated business taxable income ("UBTI"). Subject to the discussion below regarding a "pension-held REIT", based upon such ruling and the statutory framework of the Code, distributions by the Company to a shareholder that is a tax-exempt entity should not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its Common Shares with acquisition indebtedness within the meaning of the Code, that the Common Shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that the Company, consistent with its present intent does not hold a residual interest in a REMIC.

  However, if any pension or other retirement trust that qualifies under
Section 401(a) of the code (qualified pension trust) holds more than 10% by value of the interests in a "pension-held REIT" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is defined as a REIT if (i) such REIT would not have qualified as a REIT but for the provisions of the Code which look through such a qualified pension trust in determining ownership of Common Shares of the REIT and (ii) at least one qualified pension trust holds more than 25% by value of the interests of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the interests in such REIT. The Company does not expect to be a "pension-held REIT."

OTHER TAX CONSIDERATIONS

  Subsidiary Company. The income of the Subsidiary Company is subject to federal and state income tax at full corporate rates, and the Subsidiary Company cannot claim a deduction for the dividends it pays to its shareholders, including the Company. To the extent that the Subsidiary Company pays federal, state or local taxes, it will have less cash available to distribute to its shareholders, thereby reducing cash available for distribution by the Company to its shareholders. The Subsidiary Company will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful.

  Possible Legislative or Other Actions Affecting Tax Consequences. Prospective shareholders should recognize that the present Federal income tax treatment of investment in the Company may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with Federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. No assurance can be given as to the form or content (including with respect to effective dates) of any tax legislation which may be enacted. Revisions in Federal tax laws and interpretations thereof could adversely affect the tax consequences of investment in the Company.

  In particular, the Treasury Department promulgated regulations on December 29, 1994 that would permit the Internal Revenue Service to recharacterize transactions involving partnerships purporting to create tax advantages inconsistent with the intent of the partnership provisions of the Code. The intended application of these regulations is uncertain. Nonetheless, although the matter is not free from doubt, it is believed that these regulations will not adversely affect the Company's ability to qualify as a REIT.

  State and Local Taxes. The Company and its shareholders may be subject to state or local taxation, and the Company and the Operating Partnership may be subject to state or local tax withholding requirements, in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its shareholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Common Shares.

                   CERTAIN UNITED STATES TAX CONSIDERATIONS
                           FOR NON-U.S. SHAREHOLDERS

  The following is a discussion of certain anticipated U.S. Federal income and U.S. Federal estate tax consequences of the ownership and disposition of Common Shares of beneficial interest applicable to Non-U.S. Shareholders of such Common Shares. A "Non-U.S. Shareholder" is (i) any individual who is neither a citizen nor resident of the United States, (ii) any corporation or partnership other than a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof or under the laws of the District of Columbia unless in the case of a partnership, Treasury Regulations provide otherwise, (iii) an estate whose non-U.S. source income which is not effectively connected to a U.S. trade or business is not includable in U.S. federal gross income or (iv) a trust that is not a "U.S. Trust." A U.S. Trust is (i) for taxable years beginning after December 31, 1996, or if the trustee of a trust elects to apply the following definition to an earlier taxable year ending after August 20, 1996, a trust if, and only if, (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more U.S. persons has the authority to control all substantial decisions of the trust and (ii) for all other taxable years, any trust the income of which is subject to U.S. federal income taxation regardless of its source. The discussion is based on current law and is for general information only. The discussion does not address other aspects of U.S. Federal taxation other than income and estate taxation or all aspects of U.S. Federal income and estate taxation. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Shareholder.

  PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF HOLDING AND DISPOSING OF COMMON SHARES OF BENEFICIAL INTEREST.

DISTRIBUTIONS FROM THE COMPANY

  Ordinary Dividends. The portion of dividends received by Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholders payable out of the Company's earnings and profits that are not attributable to capital gains of the Company and that are not effectively connected with a U.S. trade or business of the Non-U.S. Shareholder will be subject to U.S. withholding tax at the rate of 30% (unless reduced by treaty or the Non-U.S. Shareholder files an Internal Revenue Service Form 4224 with the Company certifying that the investment to which the distribution relates is effectively connected to a United States trade or business of such Non-U.S. Shareholder). Under certain limited circumstances, the amount of tax withheld may be refundable, in whole or in part, because of the tax status of certain partners or beneficiaries of Non-U.S. Shareholders that are either foreign partnership or foreign estate or trusts. In general, Non-U.S. Shareholders will not be considered engaged in a U.S. trade or business solely as a result of their ownership of Common Shares of beneficial interest. In cases where the dividend income from a Non-U.S. Shareholders investment in Common Shares of beneficial interest is (or is treated as) effectively connected with the Non-U.S. Shareholders conduct of a U.S. trade or business, the Non-U.S. Shareholder generally will be subject to U.S. tax at graduated rates in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation).

  Under currently applicable Treasury regulations withholding agents are required to determine the applicable withholding rate pursuant to the appropriate tax treaty, and withhold the appropriate amount. New Treasury Regulations (the "New Treasury Regulations"), which have recently been adopted, and are generally effective with respect to payments made after December 31, 1998, will require Non-U.S. Shareholders to file a Form W-8 to obtain the benefit of any applicable tax treaty providing for a lower rate of withholding tax on dividends paid after December 31, 1998. Such form will require a representation by the holder as to foreign status, the holder's name and permanent residence address, the basis for a reduced withholding rate (e.g., the relevant tax treaty) and other pertinent information, to be certified by such holder under penalties of perjury. Such information is subject to being reported to the Internal Revenue Service. A permanent resident address for this purpose generally is the address in the country where the person claims to be a resident for the purpose of the country's income tax. If the beneficial holder is a corporation, then the address is where the corporation maintains its principal office in its country of incorporation. The New Treasury Regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty and for purposes of the 30% withholding tax described above, dividends paid to a Non-U.S. Shareholder that is an entity should be treated as paid to the entity or those holding an interest in that entity. In particular, in the case of a foreign partnership, the certification requirement will generally be applied to the partners of the partnership. In addition, the New Treasury Regulations will also require the partnership to provide certain information, including a United States taxpayer identification number, and will provide look-through rules for tiered partnerships. A Non-U.S. Shareholder that is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amount withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Capital Gain Dividends. Under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"), any distribution made by the Company to a Non-U.S. Shareholder, to the extent attributable to gains from dispositions of United States Real Property Interests ("USRPIs") by the Company ("USRPI Capital Gains"), will be considered effectively connected with a U.S. trade or business of the Non-U.S. Shareholder and subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether such distribution is designated as a capital gain dividend. In addition, the Company will be required to withhold tax equal to 35% of the amount of such distribution to the extent it constitutes USRPI Capital Gains. Such distribution may also be subject to the 30% branch profits tax (unless reduced by treaty) in the case of a Non-U.S. Shareholder that is a foreign corporation.

  Non-Dividend Distributions. Any distributions by the Company that exceed both current and accumulated earnings and profits of the Company will not be taxed as either ordinary dividends or capital gain dividends. See "Federal Income Tax Considerations--Taxation of Shareholders--Taxation of Taxable Domestic Shareholders." However, if it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding. Should this occur, the Non-U.S. Shareholder may seek a refund of over withholding from the Service once it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

DISPOSITIONS OF COMMON SHARES

  Unless the Common Shares constitute USRPIs, a sale or exchange of Common Shares of beneficial interest by a Non-U.S. Shareholder generally will not be subject to U.S. taxation under FIRPTA. The Common Shares will not constitute USRPIs if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its Common Shares is held directly or indirectly by Non-U.S. Shareholders. It is currently anticipated that the Company will be a domestically controlled REIT and, therefore, that the sale of Common Shares will not be subject to taxation under FIRPTA. No assurance can be given that the Company will continue to be a domestically controlled REIT.

  If the Company does not constitute a domestically controlled REIT, a Non-U.S. Shareholder's sale or exchange of Common Shares generally will still not be subject to tax under FIRPTA as a sale of USRPIs provided that (i) the Company's Common Shares are "regularly traded" (as defined by applicable Treasury regulations) on an established securities market (e.g., the NYSE, on which the Common Shares are listed) and (ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding Common Shares at all times during a specified testing period.

  If gain on the sale or exchange of Common Shares were subject to taxation under FIRPTA, the Non-U.S. Shareholder would be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, and the purchaser of Common Shares could be required to withhold 10% of the purchase price and remit such amount to the Service. The branch profits tax would not apply to such sales or exchanges.

  Capital gains not subject to FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Shareholder in two cases: (i) if the Non-U.S. Shareholders investment in Common Shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Shareholder, the Non-U.S. Shareholder will be subject to the same treatment as U.S. Shareholders with respect to such gain or (ii) if the Non-U.S. Shareholder is a nonresident alien individual who \was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, the nonresident alien individual will be subject to 30% tax on the individual's capital gain (unless reduced or eliminated by treaty).

FEDERAL ESTATE TAX

  Common Shares owned or treated as owned by an individual who is not a citizen or "resident" (as specifically defined for U.S. Federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. Federal estate tax on the property includable in the estate for U.S. Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  The Company must report annually to the Internal Revenue Service and to each Non-U.S. Shareholder the amount of dividends (including any capital gain dividends) paid to, and the tax withheld with respect to, each Non-U.S. Shareholder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these returns may also be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-US. Shareholder resides.

  U.S. backup withholding (which generally is imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the U.S. information reporting requirements) and information reporting will generally not apply to dividends (including any capital gain dividends) paid on Common Shares of beneficial interest to a Non-U.S. Shareholder at an address outside the United States. The New Treasury Regulations referred to under "-- Distributions from the Company--Ordinary Dividends," in general, would similarly require a Non-U.S. Shareholder to provide the Form W-8 previously referred to in order for dividends paid after December 31, 1998 to be exempt from backup withholding and information reporting.

  The payment of the proceeds from the disposition of Common Shares to or through a U.S. office of a broker will be subject to information reporting and backup withholding unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Shareholder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Common Shares to or through a non-U.S. office of a Non-U.S. office of a broker which is (i) a U.S. person, (ii) a "controlled foreign corporation" for U.S. Federal income tax purposes or (iii), a foreign person 50% or more of whose gross income for certain periods is derived from a U.S. trade or business, information reporting (but not backup withholding) will apply unless the broker has documentary evidence in its files that the holder is a Non-U.S. Shareholder (and the broker has no actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption. Under the New Treasury Regulations, a payment of the proceeds from the disposition of Common Shares to or through such broker will be subject to backup withholding if such broker has actual knowledge that the holder is a U.S. person.

  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Shareholder's U.S. Federal income tax liability, provided that required information is furnished to the Internal Revenue Service.

  These backup withholding and information reporting rules are currently under review by the Treasury Department, and their application to Common Shares of beneficial interest is subject to change.

                                  UNDERWRITERS

  From time to time, financial intermediaries, including brokers and dealers, may engage in positioning transactions in order to benefit from the discount from the market price of the Common Shares acquired through the reinvestment of dividends under the Plan. Such transactions may cause fluctuations in the trading volume of the Common Shares. Persons who acquire Common Shares through the Plan and resell them shortly before or after acquiring them (including coverage of short positions), under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act, as amended, and may be considered to be underwriters within the meaning of the Securities Act . The difference between the price such persons pay to the Company for Common Shares acquired under the Plan and the price at which such Common Shares are resold may be deemed to constitute underwriting commissions received by such persons in connection with such transactions. The Plan is intended for the benefit of investors in the Company and not for individuals or investors who engage in transactions which may cause aberrations in the price or trading volume of the Common Shares. The Company has no arrangements or understandings, formal or informal, with any person relating to the distribution of Common Shares to be received pursuant to the Plan. The Company will not extend to any financial intermediary participating in the Plan any rights or privileges other than those to which such person would be entitled as a participant or prospective participant in the Plan, nor will the Company enter into any agreement with any such person regarding such person's purchase of Common Shares or any resale or distribution thereof.

                                LEGAL OPINIONS

  The legality of the securities offered hereby is being passed upon for the Company by Mayer, Brown & Platt, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements of Storage Trust Realty appearing in Storage Trust Realty's Annual Report (Form 10-K) for the year ended December 31, 1996; the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for the year ended December 31, 1996 on Form 8-K, dated April 14, 1997; the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for the year ended December 31, 1996 on Form 8-K, dated June 16, 1997; the Historical Summaries of Combined Gross Revenue and Direct Operating Expenses for the year ended December 31, 1996 on Form 8-K, dated October 14, 1997 all have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                  SCHEDULE A

DIVIDEND REINVESTMENTS (1):

               RECORD DATE                                   INVESTMENT DATE
               -----------                                   ---------------
             February 16, 1998                              March 16, 1998
             May 15, 1998                                   June 15, 1998
             August 17, 1998                                September 15, 1998
             December 15, 1998                              December 29, 1998

OPTIONAL CASH PAYMENTS PERMITTED BY THE COMPANY EXCEEDING $5,000:

      THRESHOLD PRICE
        AND WAIVER
       DISCOUNT SET       OPTIONAL CASH      PRICING PERIOD
           DATE          PAYMENT DUE DATE  COMMENCEMENT DATE   INVESTMENT DATE
      ---------------    ----------------  -----------------   ---------------
      January 26,
       1998             January 28, 1998   January 29, 1998   February 17,1998
      February 23,
       1998             February 25, 1998  February 26, 1998  March 16, 1998
      March 24, 1998    March 26, 1998     March 27, 1998     April 15, 1998
      April 24, 1998    April 28, 1998     April 29, 1998     May 15, 1998
      May 22, 1998      May 27, 1998       May 28, 1998       June 15, 1998
      June 23, 1998     June 25, 1998      June 26, 1998      July 15, 1998
      July 27, 1998     July 29, 1998      July 30, 1998      August 17, 1998
      August 24, 1998   August 26, 1998    August 27, 1998    September 15, 1998
      September 24,
       1998             September 28, 1998 September 29, 1998 October 15, 1998
      October 26,
       1998             October 28, 1998   October 29, 1998   November 16, 1998
      November 23,
       1998             November 25, 1998  November 27, 1998  December 15, 1998
      December 24,
       1998             December 28, 1998  December 29, 1998  January 15, 1999

--------
(1) The dates indicated are those expected to be applicable under the Plan with respect to future dividends, if and when declared by the Board of Trustees. The actual record and payment dates will be determined by the Board of Trustees.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
 NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCOR-PORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE
BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS
SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SO-LICITATION.
                               ----------------
                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
The Company...............................................................    3
Use of Proceeds...........................................................    3
The Plan..................................................................    3
 Purpose and Features of the Plan.........................................    3
 Administration of the Plan...............................................    4
 How to Enroll............................................................    4
 Purchase Procedures, Prices and Custody Of Common Shares.................    5
 Optional Cash Investments................................................    6
 Sales of Common Shares Through the Plan..................................    9
 Withdrawals and Transfers of Common Shares From the Plan.................    9
 Voting of Common Shares..................................................    9
 Share Dividends, Splits and Subscription Rights..........................    9
 Termination of Reinvestment of Dividends.................................   10
 Responsibilities of the Company and the Administrator Under the Plan.....   10
 Restrictions on Ownership of Common Shares...............................   11
Federal Income Tax Considerations Relating to the Plan....................   11
Federal Income Tax Considerations Relating to the Company's Treatment as a
 REIT.....................................................................   12
 Taxation of the Company..................................................   13
 Tax Aspects of the Company's Investments in Partnerships.................   18
 Taxation of Shareholders.................................................   19
 Other Tax Considerations.................................................   21
Certain United States Tax Considerations for Non-U.S. Shareholders........   22
 Distributions from the Company...........................................   23
 Dispositions of Common Shares............................................   24
 Federal Estate Tax.......................................................   24
 Information Reporting and Backup Withholding.............................   24
Underwriters..............................................................   25
Legal Opinions............................................................   26
Experts...................................................................   26
Schedule A................................................................   27

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             DIVIDEND REINVESTMENT

                                      AND

                              SHARE PURCHASE PLAN

                               ----------------

                                  PROSPECTUS

                               ----------------

                            1,000,000 COMMON SHARES
                            OF BENEFICIAL INTEREST

                             STORAGE TRUST REALTY

                               DECEMBER   , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      SEC registration fee............................................. $ 7,300
      Printing and duplicating expenses................................  10,000
      Legal fees and expenses..........................................  15,000
      Blue Sky fees and expenses.......................................   5,000
      Accounting fees and expenses.....................................  10,000
      NYSE fees........................................................   3,500
      Miscellaneous expenses...........................................   2,000
                                                                        -------
          Total........................................................ $52,800
                                                                        =======

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

  As permitted by Maryland law, the Declaration of Trust provides that a Trustee or officer of the Company shall not be liable for monetary damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or profit in money, property or services or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated.

  The Registrant's officers and Trustees will be indemnified under the Declaration of Trust and Bylaws of the Registrant, certain indemnification agreements with the Registrant, and the Partnership Agreement of the Operating Partnership against certain liabilities. The Declaration of Trust and Bylaws require the Registrant to indemnify its Trustees and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability to which they become subject by reason of their services in those or other capacities unless it is established that the act or omission of the Trustee or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Trustee or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Trustee or officer had reasonable cause to believe that the act or omission was unlawful. The indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Declaration of Trust and the Bylaws.

  The Partnership Agreement of the Operating Partnership also provides for indemnification of the Registrant and its officers and Trustees to the same extent indemnification is provided to officers and Trustees of the Registrant in its Declaration of Trust, and limits the liability of the Registrant and its officers and Trustees to the Operating Partnership and its partners to the same extent the liability of the officers and Trustees of the Registrant to the Registrant and its shareholders is limited under the Registrant's Declaration of Trust.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  See the Exhibit Index included herewith which is hereby incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or
    Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, THAT EACH OF STORAGE TRUST REALTY, A MARYLAND REAL ESTATE INVESTMENT TRUST, AND EACH OF THE UNDERSIGNED TRUSTEES AND OFFICERS OF STORAGE TRUST REALTY, HEREBY CONSTITUTES AND APPOINTS GORDON BURNAM, MICHAEL G. BURNAM, P. CRISMON BURNAM AND STEPHEN M. DULLE ITS, HIS OR HER TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS, FOR IT, HIM OR HER AND IN ITS, HIS OR HER NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES, WITH FULL POWER TO ACT ALONE, TO SIGN ANY AND ALL AMENDMENTS TO THIS REGISTRATION STATEMENT, AND TO FILE EACH SUCH AMENDMENT TO THIS REGISTRATION STATEMENT WITH ALL EXHIBITS THERETO, AND ANY AND ALL DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION, HEREBY GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS, AND EACH OF THEM, FULL POWER AND AUTHORITY TO DO AND PERFORM ANY AND ALL ACTS AND THINGS REQUISITE AND NECESSARY TO BE DONE, AS FULLY AND TO ALL INTENTS AND PURPOSES AS IT, HE OR SHE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS, OR ANY OF THEM, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbia, State of Missouri on the 11th day of December, 1997.

                                          STORAGE TRUST REALTY

                                                /s/  Michael G. Burnam
                                          By___________________________________
                                                     Michael B. Burnam
                                               Its: Chief Executive Officer

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON THE 11TH DAY OF DECEMBER, 1997.

                   NAME                                        TITLE
                   ----                                        -----


         /s/ Michael G. Burnam              Chief Executive Officer and Trustee
___________________________________________   (Principal Executive Officer)
             Michael G. Burnam

         /s/ Stephen M. Dulle               Chief Financial Officer (Principal
___________________________________________   Financial and Accounting Officer)
             Stephen M. Dulle

                                            Chairman of the Board of Trustees
___________________________________________
               Gordon Burnam

         /s/ P. Crismon Burnam              Chief Operating Officer and Trustee
___________________________________________
             P. Crismon Burnam

                                            Trustee
___________________________________________
                Blake Eagle

          /s/ Randall K. Rowe               Trustee
___________________________________________
              Randall K. Rowe

         /s/ Daniel C. Staton               Trustee
___________________________________________
             Daniel C. Staton

         /s/ Fredrick W. Petri              Trustee
___________________________________________
             Fredrick W. Petri


                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                        DOCUMENT DESCRIPTION
 -------                       --------------------
 4.1     Second Amended and Restated Declaration of Trust of the
         Registrant (Incorporated by reference to exhibit 3.5 to
         Registration Statement No. 33-83016).
 4.2     Amended and Restated Bylaws of the Registrant (Incorporated by
         reference to exhibit 3.4 to Registration Statement No. 33-83016).
 4.3     Amended and Restated Agreement of Limited Partnership of
         Storage Trust Properties, L.P., as amended by the First
         Amendment thereto (Incorporated by reference to exhibit 10.1 to the Registrant's Annual Report on Form 10-K for the year ended
         December 31, 1994, and exhibit 10 to the Registrant's Quarterly
         Report on Form 10-Q for the quarter ended September 30, 1996.)
 4.4     Form of Common Share Certificate (Incorporated by reference to exhibit 4.1 to Registration Statement No. 33-83016).
 5.1     Opinion of Mayer, Brown & Platt.
 8.1     Tax Opinion of Mayer, Brown & Platt.
 23.1    Consent of Ernst & Young, LLP.
 23.2    Consent of Mayer, Brown & Platt (Included in the opinions filed as Exhibits 5.1 and 8.1 to this Registration Statement).
 24.1    Power of Attorney (Included on page II-3 of this Registration
         Statement).